UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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TEREX CORPORATION
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Commencing April 16, 2013, Terex Corporation sent the following communication to certain stockholders

Date	April 16, 2013

RE	Terex Corporation (“Terex”) 2013 Proxy Statement

In an effort to assist your review of Terex’s 2013 Proxy Statement, Terex would like to call the following information to your attention.

Terex’s executive compensation program is based on the following core principles: (i) stockholder engagement; (ii) pay for performance; (iii) stockholder alignment; and (iv) balance between short term and long term compensation and competitive with peers.

Terex has embraced the spirit of stockholder engagement contained in Dodd-Frank by attempting to engage all of its stockholders on its executive compensation practices and not simply hold a “Say-on-Pay” vote. In 2011 and 2012, Terex held a stockholder forum (live and via the Internet) on compensation matters prior to its annual meeting of stockholders giving all stockholders the ability to ask questions of the Compensation Committee’s chairperson and provide feedback on Terex’s executive compensation program. In 2012 and 2013, in an effort to better understand the thoughts of Terex’s stockholders, the Compensation Committee Chairman met with seven of Terex’s largest stockholders (accounting for approximately 23% of Terex’s outstanding shares) in the first quarter of 2012 and met with five of Terex’s largest stockholders (accounting for approximately 15% of Terex’s outstanding shares) in the first quarter of 2013 to discuss Terex’s executive compensation program. Terex will be hosting a stockholder forum on compensation again this year prior to its annual meeting in a further effort to engage with its stockholders on compensation matters.

The paragraph above and the bullet points below demonstrate the Compensation Committee’s commitment to the compensation program’s core principles. Key highlights include the following:

✓
Strong correlation between the Company’s after-tax return on invested capital (“ROIC”) and the compensation paid or provided to Mr. DeFeo during the last three fiscal years. (see page 21 of Terex’s Proxy to see the strong correlation)

✓
Strong correlation between the Company’s total stockholder return and the total realized compensation of Mr. DeFeo during the last three fiscal years. (see page 22 of Terex’s Proxy to see the strong correlation)

✓	Income from operations for the Company increased approximately 400% in 2012 versus 2011.

✓	The Company’s ROIC increased to 8.0% in 2012 versus 3.7% in 2011.

✓	The Company’s total stockholder return in 2012 was 108% (the 100th percentile in its peer group of 28 companies).

✓
As a result of the Company’s performance, the bonus payouts to the Named Executive Officers for 2012 were approximately 110% of target. This was the first time that the Company has paid bonus amounts above 100% of target since the bonus payouts for 2007.

✓	The long-term compensation awards granted in 2012 to the Named Executive Officers were granted exclusively in the Company’s equity and the majority was performance-based.

✓
Approximately $1.1 million in stock awards granted in 2009 and 2011 were forfeited in 2012 by Mr. DeFeo and approximately $0.7 million in stock awards granted in 2009 and 2011 were forfeited in 2012 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓	Mr. DeFeo’s new employment agreement did not contain an excise tax gross up. As a result, the Company no longer has any agreements that contain excise tax gross ups.

✓	Mr. DeFeo and the Compensation Committee agreed that his target bonus opportunity for 2012 would be reduced from 200% of base salary to 125% of base salary.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com